Exhibit 99.1

Contact:
CORPORATE COMMUNICATIONS	INVESTOR RELATIONS
Marvin (Mickey) Goldwasser	David M. Henderson
Open Solutions Inc.	Open Solutions Inc.
860.652.3153	860.652.3155
mgoldwasser@opensolutions.com	ir@opensolutions.com
Open Solutions Reports Third Quarter 2005 Revenues
and EBITDA up 74% and 47%
- Signed Contract Value for the Third Quarter Increased 60%
Over Same Period of the Prior Year -
Glastonbury, Conn., Oct. 26, 2005 – Open Solutions Inc. (NASDAQ: OPEN), a provider of integrated enabling technologies for financial institutions throughout the United States and Canada, today reported financial results for the three months and nine months ended Sept. 30, 2005.
Revenue for the third quarter of 2005 increased 74 percent to $49.2 million, from $28.3 million for the third quarter of 2004. Revenues for the nine months ended September 30, 2005 increased 88 percent to $134.0 million, from $71.1 million for the same period of the prior year.
Earnings before interest, taxes, depreciation and amortization (EBITDA) for the third quarter of 2005 increased 47 percent to $9.1 million, from $6.2 million for the third quarter of 2004. EBITDA for the nine months ended September 30, 2005 increased 79 percent to $25.8 million, from $14.4 million for the same period of the prior year. Net income for the three months ended September 30, 2005 was $0.18 per diluted share compared to $0.14 per diluted share for the same period of the prior year assuming the same 2005 effective tax rate for that period, or $0.21 per diluted share as reported for the period with an actual 5 percent effective tax rate. Net income for the nine months ended September 30, 2005 was $0.50 per diluted share compared to $0.34 per diluted share for the same period of the prior year assuming the same 2005 effective tax rate for that period, or $0.53 per diluted share as reported for the period with an actual 5 percent effective tax rate. A reconciliation of EBITDA and pro forma 2004 earnings per share assuming the same 2005 effective tax rate for the 2004 periods to GAAP results is provided as part of this press release.
The company is providing non-GAAP financial measures because the company believes that these figures are helpful in allowing individuals to more accurately assess the ongoing financial performance of the business. The company uses the presented non-GAAP financial measures internally to focus management on period-to-period changes in the company’s core business. Therefore, the company believes that this information is meaningful when considered in connection with the information contained in the GAAP presentation of financial information.
Open Solutions’ Chairman and CEO Louis Hernandez, Jr. said, “The third quarter of 2005 was another quarter of impressive growth for Open Solutions. While we did not achieve all of our goals for the quarter, we saw strong demand for our products as demonstrated by not only total revenue increasing by 74 percent compared to the third quarter of 2004, which includes a 28 percent growth in license revenue, but also 60 percent growth in signed contract value and 29 percent growth in pro forma EPS over the same period last year. We also achieved an important milestone this quarter by signing our first international reseller, R Systems Inc., and since the quarter ended we announced the signing of a letter of intent with Celero Solutions, a reseller in Canada, and a partnership with Client Services International, Inc., a reseller in China. We continue to see strong sales growth domestically, and believe that increased demand for our products outside of the United States will be an added driver in 2006 as we seek to expand our business internationally.”
Third Quarter 2005 Highlights
•	New signed contracts valued at $39.5 million in the third quarter of 2005 compared to $24.7 million in the third quarter of the prior year, representing an increase of 60 percent over the third quarter of the prior year. We define contract value as total revenues to be received over the life of the contract for all elements of the contract, including license, hardware, installation, maintenance and other services, and do not include contract renewals in this figure.

•	Announced reaching a definitive agreement to acquire BISYS’ Information Services Group.

•	Completed the acquisition of COWWW Software, a market leader in Web-based archiving, retrieval and document distribution solutions for the financial services industry.

•	Announced our first international reseller agreement with R Systems Inc., a provider of software products to the banking industry in Asia, the Far East, the Middle East and Europe.

•	Expanded international efforts through the addition of a vice president of International Operations; a president of Open Solutions Canada; the signing of an extended agreement with Credit Union Electronic Account Management Services (CEAMS); and the launch of a POS IP Gateway through our Open Solutions Canada Payment Solutions Group.

•	Recurring revenue for the third quarter of 2005 increased to 65 percent of total revenue from 53 percent for the third quarter of 2004, and for the nine months ended Sept. 30, 2005 increased to 65 percent from 52 percent for the nine months ended Sept. 30, 2004. We define recurring revenue as revenue from maintenance and data center hosting contracts and the quarterly minimum payments from our resellers.

•	Internal revenue growth adjusted for products no longer marketed was 23 percent for the third quarter of 2005. Internal revenue growth percentages adjusted for products no longer marketed are measured as the increase in revenues for the current period less “acquired revenues from acquisitions” less “acquired revenues from acquisitions no longer marketed” divided by revenues from the prior period less “acquired revenues from acquisitions no longer marketed” from the prior period plus “annualized revenues from acquisitions” from the prior period.

Internal Growth Calculation	Three Months Ended
	September 30,
	2005	2004

Revenues for period	$49,189	$28,332
Acquired revenues from acquisitions (1)	(17,129)	NA
Acquired revenues from acquisitions no longer marketed (2)	(5,916)	(7,391)
Annualized revenues from acquisitions (3)	NA	305

Adjusted internal revenues for period	$26,144	$21,246

(1) Includes 2005 revenue related to business units acquired since September 30, 2004, which are Datawest Solutions, Inc., CGI’s US Services to Credit Unions business unit, SOSystems, Financial Data Solutions, Inc., and COWWW Software.
(2) Includes revenue from FiTech, EastPoint Technologies, LLC and re:Member Data Services, Inc., which are acquired companies with products no longer being marketed. The revenue from re:Member Data Services is adjusted to reflect the unit as though if were included in Open Solutions’ results for the full period.
(3) Includes the incremental revenue for the three months ended September 30, 2004 used to annualize that period’s revenue related to business units acquired in that period. This adjustment reflects these business units as if they were included in Open Solutions’ operating results for the full period. The business units acquired in this period were re:Member Data Services, Inc. and Omega Systems of North America.

2005 Business Outlook
The following statements are forward looking and actual results may differ materially. Our guidance includes the effect of all acquisitions completed to date, but does not give effect to any additional potential mergers or acquisitions that the company may consummate in 2005.
Fourth Quarter 2005
The company expects revenues in the range of $50 and $55 million, net income between $6.8 and $7.8 million, EBITDA between $14 and $16 million and earnings per diluted share between $0.29 and $0.33. For purposes of comparison, the fully taxed earnings per diluted share, assuming the current year’s effective tax rate for the fourth quarter of 2004 would have been $0.19.
Full year 2005
The company expects revenues in the range of $184 and $189 million, net income between $17.4 and $18.4 million, EBITDA between $40.0 and $42.0 million and earnings per diluted share between $0.79 and $0.84. On a pro forma basis, earnings per diluted share, assuming the current year’s effective tax rate for our full year 2004, would have been $0.54. The above guidance for full year 2005 does not include the effect of expensing stock options. The company will begin expensing stock options as currently mandated by the Financial Accounting Standards Board on a modified prospective basis starting Jan. 1, 2006.
About Open Solutions Inc.
Open Solutions Inc. offers a fully featured strategic product platform that integrates core data processing applications, built on a single centralized Oracle® relational database, with Internet banking, cash management, CRM/business intelligence, financial accounting tools, Check 21, electronic image/item processing, payment and loan origination solutions. Open Solutions’ full suite of products and services allows banks, thrifts and credit unions in the United States and Canada to better compete in today’s aggressive financial services marketplace, and expand and tap their trusted financial relationships, client affinity, community presence and personalized service.

For more information about Open Solutions, or its financial product line, contact Mickey Goldwasser by email at mgoldwasser@opensolutions.com, by phone at 860.652.3153 or via fax at 860.652.3156. For Investor Relations issues please contact David Henderson by email at ir@opensolutions.com or by phone at 860.652.3155. Visit Open Solutions’ Internet site at www.opensolutions.com.
Open Solutions Inc.® is a registered trademark of Open Solutions Inc. All other company and product names may be trademarks of their respective owners. Copyright © 2005 Open Solutions Inc. All rights reserved.
Safe Harbor Statement
Statements made in this press release that state Open Solutions Inc.’s or management’s intentions, beliefs, expectations, or predictions for the future are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements are only predictions and may differ materially from actual future events or results. All forward looking-statements are only as of the date of this press release and Open Solutions Inc. undertakes no obligation to update or revise them. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause Open Solutions Inc.’s actual results to differ materially from those projected in such forward-looking statements. For example, if we fail to adapt our products and services to changes in technology or in the marketplace, we could lose existing clients and be unable to attract new business. Other factors which could cause our actual results to differ materially from those projected in forward-looking statements include, without limitation, economic, competitive, governmental and technological factors affecting the banking and credit union industry and/or Open Solutions Inc.’s operations, markets, products, services, prices and other factors set forth under the heading “Factors Affecting Future Operating Results” in Open Solutions’ Quarterly Report on Form 10-Q for the three months ended June 30, 2005, as filed with the Securities and Exchange Commission.

OPEN SOLUTIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Revenues:
Software license	$12,063	$9,412	$31,317	$22,768
Service, maintenance and hardware	37,126	18,920	102,685	48,334

Total revenues	49,189	28,332	134,002	71,102

Cost of revenues:
Software license	2,102	2,008	4,930	4,552
Service, maintenance and hardware	20,411	9,503	54,354	25,100

Total cost of revenues	22,513	11,511	59,284	29,652

Gross profit	26,676	16,821	74,718	41,450

Operating expenses:
Sales and marketing	5,849	3,755	16,657	10,053
Product development	5,038	3,228	14,143	7,410
General and administrative	9,605	5,476	26,367	13,692

Total operating expenses	20,492	12,459	57,167	31,155

Income from operations	6,184	4,362	17,551	10,295
Interest and other income, net	60	363	33	885

Income before income taxes	6,244	4,725	17,584	11,180
Income tax provision	(2,402)	(255)	(6,942)	(567)

Net income	$3,842	$4,470	$10,642	$10,613

Net income per common share
—Basic	$0.20	$0.23	$0.55	$0.59
—Diluted (Note 1)	$0.18	$0.21	$0.50	$0.53
Shares used to compute net income per common share
—Basic	19,258	19,107	19,360	17,981
—Diluted	25,377	20,868	24,871	19,896

Pro forma 2004 net income and earnings per share calculation:
Income before income taxes	$6,244	$4,725	$17,584	$11,180
Income tax provision (assuming 2005 effective tax rate for 2004)	(2,402)	(1,796)	(6,942)	(4,360)

Pro forma net income	$3,842	$2,929	$10,642	$6,820

Pro forma net income per common share
—Basic	$0.20	$0.15	$0.55	$0.38
—Diluted	$0.18	$0.14	$0.50	$0.34

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Reconciliation of net income to EBITDA:
Net income	$3,842	$4,470	$10,642	$10,613
Interest and other income, net	(60)	(363)	(33)	(885)
Income tax provision	2,402	255	6,942	567
Depreciation and amortization	2,948	1,798	8,290	4,128

EBITDA	$9,132	$6,160	$25,841	$14,423

Note 1- Diluted earnings per share for the three and nine months ended September 30, 2005 includes the impact of the convertible notes, which is calculated by adding back to net income the tax effected interest cost associated with the convertible notes and by adding the if-converted shares to the shares used to compute net income per share. For the three months ended September 30, 2005, 4,964,204 if-converted shares were added to the shares used to compute net income per share, and for the nine months ended September 30, 2005, 4,382,319 if-converted shares were added to the shares used to compute net income per share. The nine month number is a weighted average because the convertible note offering closed during the first quarter of 2005.
OPEN SOLUTIONS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	September 30,	December 31,
	2005	2004

Assets
Current assets:
Cash and investments	$157,004	$62,183
Accounts receivable, net	32,951	19,975
Prepaid expenses and other current assets	9,862	5,989
Deferred tax assets	13,417	12,356

Total current assets	213,234	100,503
Fixed assets, net	18,330	14,410
Other intangible assets, net	44,003	37,379
Goodwill	104,086	66,548
Deferred tax asset	858	4,560
Other assets	7,000	2,074

Total assets	$387,511	$225,474

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$5,294	$2,521
Accrued expenses	19,111	15,338
Deferred revenue, current portion	27,171	21,586
Long-term debt from customers, current portion	—	1,239
Capital lease obligations, current portion	102	735

Total current liabilities	51,678	41,419

Convertible notes payable	144,061	—
Deferred revenue, less current portion	3,252	2,706
Other long-term liabilities	1,602	1,300
Long-term debt from customers, less current portion	—	1,736

Total liabilities	200,593	47,161
Total stockholders’ equity	186,918	178,313

Total liabilities and stockholders’ equity	$387,511	$225,474